MORGAN STANLEY	1585 BROADWAY NEW YORK, NY10036-8293
December 22, 2011

To:
TILES TRUST NO. 2005-1
MORGAN STANLEY
NEW YORK, NY  10036

Ladies and Gentlemen:

In consideration of TILES TRUST NO. 2005-1 (hereinafter “Counterparty”) having entered into or entering into that certain ISDA Master Agreement dated as of January 6, 2006 with Morgan Stanley Capital Services LLC (hereinafter “Obligor”) (such ISDA Master Agreement, together with each Confirmation exchanged between the parties pursuant thereto, hereinafter the “Agreement”), Morgan Stanley, a Delaware corporation (hereinafter “Guarantor”), hereby irrevocably and unconditionally guarantees to Counterparty, with effect from the date of the Agreement, the due and punctual payment of all amounts payable by Obligor under the Agreement when the same shall become due and payable, whether on scheduled payment dates, upon demand, upon declaration of termination or otherwise, in accordance with, and subject to, the terms of the Agreement and giving effect to any applicable grace period.  Upon failure of Obligor punctually to pay any such amounts, and upon written demand by Counterparty to Guarantor at its address set forth in the signature block of this guarantee (the “Guarantee”) (or to such other address as Guarantor may specify in writing), Guarantor agrees to pay or cause to be paid such amounts; provided that delay by Counterparty in giving such demand shall in no event affect Guarantor's obligations under this Guarantee. This Guarantee is a guarantee of payment and not of collection.

Guarantor hereby agrees that its obligations hereunder shall be continuing and unconditional and will not be discharged except by complete payment of the amounts payable under the Agreement, irrespective of (1) any claim as to the Agreement's validity, regularity or enforceability or the lack of authority of Obligor to execute or deliver the Agreement; or (2) any change in or amendment to the Agreement; or (3) any waiver or consent by Counterparty with respect to any provisions thereof; or (4) the absence or existence of any action to enforce the Agreement, or the recovery of any judgment against Obligor or of any action to enforce a judgment against Obligor under the Agreement; or (5) the dissolution, winding up, liquidation or insolvency of Obligor, including any discharge of obligations therefrom; or (6) any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

Guarantor hereby waives diligence, presentment, demand on Obligor for payment or otherwise (except as provided hereinabove), filing of claims, requirement of a prior proceeding against Obligor and protest or notice, except as provided for in the Agreement with respect to amounts payable by Obligor.  If at any time payment under the Agreement is rescinded or must be otherwise restored or returned by Counterparty upon the insolvency, bankruptcy or reorganization of Obligor or Guarantor or otherwise, Guarantor's obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Counterparty.

Guarantor represents to Counterparty, as of the date hereof, that:

1.
it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

2.
its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

3.
all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

4.
this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equity principles.

Each of the provisions contained in this Guarantee shall be severable and distinct from one another and if one or more of such provisions are now or hereafter becomes invalid, illegal or unenforceable, the validity, illegality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected, prejudiced or impaired thereby.

By accepting this Guarantee and entering into the Agreement, Counterparty agrees that Guarantor shall be subrogated to all rights of Counterparty against Obligor in respect of any amounts paid by Guarantor pursuant to this Guarantee, provided that Guarantor shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by Obligor under the Agreement.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference to its choice of law doctrine. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

MORGAN STANLEY

By :            /s/ Christine K. Cochet
Name:         Christine K. Cochet
Title:           Authorized Signatory
Address:   1585 Broadway
                   New York, NY 10036
Attn:          Treasurer
Fax No.:    212-762-0337
Phone:       212-761-4000

Signature page to Morgan Stanley Guarantee issued to TILES TRUST NO. 2005-1 and dated December 22, 2011